Exhibit 99.1

PracticeWorks Reports Record First Quarter 2003 Results

Revenue of $43.8 Million Reflects Better-Than-Expected Trophy Sales Worldwide

Atlanta, Georgia, April 23, 2003 -- PracticeWorks, Inc. (NASDAQ: PRWK) reported record financial results today for the first quarter of 2003.

First Quarter 2003 Highlights

  Consolidated revenue increased to $43.8 million for the three months ended March 31, 2003 from $19.0 million for the three months ended March 31, 2002.

  The 131% increase in total revenue included $21.6 million in worldwide sales of the manufactured products of the Company’s newly acquired Trophy subsidiary. Management believes these results illustrate the substantial digital products opportunity here and abroad and validate the rationale for the Trophy acquisition.

  The information technology business remains robust, both domestically and internationally. Recurring revenue from support, e-services and subscriptions for the three months ended March 31, 2003 was $15.4 million, an increase of 17% over the same period last year and 6% over the previous quarter. Software, equipment and other non-recurring sales and services were $6.8 million for the quarter ended March 31, 2003, an increase of 22% over the same period last year. Acquisition-related revenue contributed approximately $880,000 to the $22.2 million of total revenue recognized for the first quarter of 2003 in the information technology business.

  Operating income was $5.4 million for the three months ended March 31, 2003, compared to $398,000 for the three months ended March 31, 2002.

  Fully diluted earnings per share were $0.17 for the three months ended March 31, 2003 compared to a loss of $(0.15) per share for the three months ended March 31, 2002.

  Cash flow from operations was $6.4 million for the quarter.

Financial Review

Revenue - For the three months ended March 31, 2003, total revenue was $43.8 million, an increase of 131% over the $19.0 million in revenue for the first quarter of 2002. This growth included $21.6 million in manufactured products sales, $19.2 million of which related to the recent Trophy acquisition, and included approximately $880,000 in other acquisition-related revenue. On a stand-alone basis, Trophy sales were $20.4 million for the first quarter of 2003 as compared to $13.1 million for its quarter ended March 31, 2002, a 56% increase. The beneficial effect of foreign currency translation accounted for approximately 22 points of the 56%. The rest of the increase in sales (34%) is organic growth attributable to increased worldwide market acceptance of Trophy’s digital product offerings. On a year-over-year basis, organic growth for PracticeWorks as a whole would have been approximately 34%, had the businesses been combined in 2002.

Operating income - For the three months ended March 31, 2003, operating income was $5.4 million compared to operating income of $398,000 for the three months ended March 31, 2002.

Net income/EPS available to common stockholders - For the three months ended March 31, 2003, net income available to common stockholders was $3.1 million, or $0.17 per diluted share, compared to a net loss available to common stockholders of $(1.7) million, or $(0.15) per share for the three months ended March 31, 2002. The net results for the quarter ended March 31, 2003 include a provision for income taxes of approximately 28%, primarily related to foreign operations. Taxes on domestic income are impacted by the availability of operating loss carryforwards, which reduced the effective tax rate by approximately 10 percentage points.

Outlook - Based on the business’ current momentum, management feels that an increase in forward guidance for the balance of 2003 is appropriate. Management now anticipates total revenue of approximately $170 - $180 million for 2003 and fully diluted earnings per share (“tax-effected” at 38%) of $0.68 to $0.74 for the year.

Jim Price, PracticeWorks’ President and CEO, said, “We feel that results for the quarter demonstrate the digital opportunity, the merits of the Trophy acquisition, the integration of the Trophy management team and associates into the PracticeWorks family and lastly that our core business continues to perform well.”

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: uncertainties concerning our future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of software or equipment purchase decisions; variations in the volume and timing of systems sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; changes in foreign currency exchange rates; general economic conditions and world conflict; and the risk factors detailed from time to time in PracticeWorks’ periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About PracticeWorks, Inc.

PracticeWorks, Inc. is the premier provider of software-based information technology systems and related services for dentists, orthodontists and oral and maxillofacial surgeons in the United States, and, through its Trophy subsidiary, it is a leading provider of digital x-ray technology systems in that same market in Europe and Japan. PracticeWorks’ product offerings include practice management applications, cosmetic imaging and digital radiography systems, business-to-business e-commerce services, electronic data interchange (EDI) services, and ongoing maintenance, support and training related to all products. Visit PracticeWorks at www.practiceworks.com.

PracticeWorks will be hosting a conference call to discuss its quarterly results on Thursday, April 24, 2003 at 8:30 a.m. EDT. This conference call will be available at http://www.firstcallevents.com/service/ajwz378087580gf12.html

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31,	December 31,
	2003	2002

ASSETS
Current:
Cash and cash equivalents	$9,609	$11,028
Accounts receivable-trade, net	23,725	23,228
Other receivables	1,472	1,383
Inventory	8,968	7,849
Deferred tax assets	300	300
Prepaid expenses and other current assets	1,557	1,422
Total current assets	45,631	45,210
Property and equipment, net	8,378	8,188
Goodwill	74,565	73,700
Other intangible assets, net	45,933	46,514
Deferred tax assets	7,167	6,305
Investment in and advances to affiliate	4,532	4,584
Other assets	1,419	1,408
	$187,625	$185,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued
expenses	$30,106	$30,335
Accrued restructuring costs	284	322
Deferred revenue and customer deposits	14,059	14,636
Current portion of long-term debt	9,364	8,729
Total current liabilities	53,813	54,022
Long-term debt, less current portion	31,157	33,921
Deferred income tax liability	6,921	6,982
Other liabilities	713	722
Total liabilities	92,604	95,647

Convertible redeemable preferred stock	4,730	4,570

Stockholders' equity	90,291	85,692
	$187,625	$185,909

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2003	2002

Revenues:
Support, e-services and subscription	$15,407	$13,231
Software, equipment and related services	6,813	5,596
Manufactured products	21,621	208
Total revenues	43,841	19,035

Costs and operating expenses:
Purchases for resale	3,686	2,920
Cost of manufactured products	8,683	90
Selling, general and administrative	21,132	12,885
Research and development	2,265	1,079
Depreciation and amortization of other intangible assets	2,673	1,663
Total costs and operating expenses	38,439	18,637

Operating income	5,402	398

Other (income) expense:
Interest income	(105)	-
Interest expense	797	636
Equity in loss of affiliate	105	-
Total other (income) expense:	797	636

Income (loss) before income taxes	4,605	(238)
Provision for income taxes	1,305	-

Net income (loss)	3,300	(238)

Accrued and accretive preferred stock dividends	160	1,443

Net income (loss) available to common stockholders	$3,140	$(1,681)

Per share data:

Net income (loss):
Basic	$0.19	$(0.02)
Diluted	$0.18	N/A

Dividends:
Basic	(0.01)	(0.13)
Diluted	(0.01)	N/A

Net income (loss) available to common stockholders:
Basic	$0.18	$(0.15)
Diluted	$0.17	N/A

Weighted average shares outstanding used in computing
per share data:
Basic	17,728	11,215
Diluted	18,208	11,215

PRACTICEWORKS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three Months Ended
	March 31,
	2003	2002

CASH PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$3,300	$(238)
Non-cash adjustments	2,139	1,874
Changes in current assets and liabilities, net of acquisitions	913	(137)
Cash provided by operating activities	6,352	1,499

CASH USED IN INVESTING ACTIVITIES:
Cash paid for acquisitions	(3,895)	(2,192)
Additional purchase price consideration	(167)	-
Property and equipment expenditures	(1,088)	(376)
Cash paid for intangible assets	(679)	(734)
Other	(51)	-
Cash used in investing activities	(5,880)	(3,302)

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Principal payments on long-term debt	(2,080)	(417)
Proceeds from exercise of stock options and warrants	162	21
Payment of loan costs	(33)	(13)
Borrowings of long-term debt	-	1,282
Cash (used in) provided by financing activities	(1,951)	873

Effect of exchange rate changes on cash and cash equivalents	59	(12)

Net decrease in cash and cash equivalents	(1,420)	(942)
Cash and cash equivalents, beginning of period	11,029	6,555
Cash and cash equivalents, end of period	$9,609	$5,613